Exhibit 99.1

TheStreet Reports Second Quarter 2016 Results

•	Total Revenue of $16.3 million, down 5% year-over-year.
•	Business-to-Business Revenue of $7.5 million, up 4% year-over-year.
•	Business-to-Consumer Revenue of $8.8 million, down 11% year-over-year.
•	GAAP net loss attributable to common stockholders of $1.2 million, or ($0.03) per share, versus a net loss attributable to common stockholders of $0.8 million, or ($0.02) per share in the prior year period.
•	Adjusted EBITDA of $0.7 million, a decrease of 36% over the prior year period.
•	Cash, cash equivalents, restricted cash and marketable securities of $29.3 million, a decrease of $1.4 million as compared to December 31, 2015.

NEW YORK, August 1, 2016 — TheStreet, Inc. (Nasdaq: TST) today reported financial results for the quarter ended June 30, 2016.

For the second quarter of 2016, the Company reported revenue of $16.3 million, net loss attributable to common stockholders of $1.2 million, or ($0.03) per basic and diluted share, and Adjusted EBITDA(1) of $0.7 million.

"My first few weeks at TheStreet have helped me discover several pools of untapped talent across our businesses," said David Callaway, President and CEO, who joined in early July.  "I'm encouraged by the progress in our institutional efforts as well as the corporate governance changes we've enacted to improve transparency for our important shareholders."

Revenue for the second quarter of 2016 was $16.3 million, a decrease of $0.8 million, or 5%, from $17.1 million in the prior year. This represents the second full quarterly comparison that includes revenue associated with Management Diagnostics Limited (“MDL”, or “BoardEx”), which was acquired on October 31, 2014.

Business-to-business revenue including The Deal, BoardEx and RateWatch totaled $7.5 million, up 4%, compared to the second quarter of 2015. Business-to-consumer revenue was $8.8 million, down 11%, compared to the second quarter of 2015.

Operating expenses for the second quarter of 2016 were $17.2 million, a decrease of $0.3 million, or 2%, from the prior year period. Net loss attributable to common stockholders for the second quarter of 2016 was $1.2 million compared to a net loss attributable to common stockholders of $0.8 million in the prior year period. The Company reported a basic and diluted net loss per share attributable to common stockholders of ($0.03) for the second quarter of 2016, compared to a net loss per share attributable to common stockholders of ($0.02) for the prior year period. Adjusted EBITDA for the second quarter of 2016 was $0.7 million, decrease of $0.4 million, from the prior year period.

The company generated $0.7 million in operating cash flow for the first six months of 2016, compared to $0.8 million for the prior year period. The decrease in net cash provided by operating activities was primarily the result of the increased net loss for the period partially offset by the change in the balance of accrued expenses over the periods. The Company ended the quarter with cash and cash equivalents, restricted cash and marketable securities of $29.3 million, as compared to $30.7 million as of December 31, 2015.

“In order to provide additional insight into our business we continue to breakout revenue by business-to-business and business-to-consumer categories in our quarterly reports,” said TheStreet Chief Financial Officer Eric F. Lundberg. “As we continue to grow and improve our product offerings, we believe this additional transparency will provide our investors with a better understanding of our performance and the drivers of growth for each of our businesses.”

Business-to-Business Revenue

Business-to-business revenue for the second quarter of 2016 was $7.5 million, an increase of $0.3 million, or 4%. The increase was the result of The Deal which was up $0.3 million, all attributed to The Deal Corporate Governance event held in June, while subscriptions for The Deal remained flat. BoardEx revenue increased by $0.1 million, or 3%, during the second quarter of 2016 despite a negative $0.2 million foreign exchange rate impact from the strengthening of the US dollar relative to the British Pound. This was partially offset by a decrease of $0.1 million, or 5%, from our RateWatch product.

Business-to-Business Highlights

•	Our London office now manages TheStreet's website during the overnight hours, providing more fresh content in the early hours of the morning in the US.
•	Bookings totaled $7.3 million for the second quarter of 2016, an increase of $0.1 million, or 2%, from the prior year period.
•	Bookings for the trailing four quarters were $27.9 million, an increase of $3.3 million, or 13%, from the prior period. Excluding the impact of BoardEx, bookings for the trailing four quarters were $17.4 million, a decrease of $0.4 million, or 2%, from the prior period.

Business-to-Consumer Revenue

Business-to-consumer revenue for the second quarter of 2016 was $8.8 million, a decrease of $1.1 million, or 11%, from $9.9 million in the second quarter of 2015. Business-to-consumer subscription revenue for the second quarter of 2016 was $5.9 million, a decrease of $1.1 million, or 17%, from $7.0 million in the second quarter of 2015. This decrease primarily related to a 14% decline in the weighted-average number of subscriptions combined with a 3% decrease in the average revenue recognized per subscription. Business-to-consumer media revenue for the second quarter of 2016 was $2.9 million, up $0.1 million, or 2% as compared to the prior year period.

Business-to-Consumer Highlights: (2)

•	The number of paid subscriptions at June 30, 2016 was 69,000, a decrease of 11,600, or 14%, when compared to June 30, 2015, and a decrease of 2,900, or 4%, when compared to March 31, 2016.
•	Average revenue per subscription for the second quarter of 2016 decreased 3% when compared to the second quarter of 2015, and decreased 1% when compared to the first quarter of 2016.
•	Average monthly churn(3) was 5.9% for the second quarter of 2016, compared to 4.7% for the second quarter of 2015, and 5.6% for the first quarter of 2016.
•	Second quarter 2016 traffic visits increased 22% when compared to the second quarter of 2015, and decreased 3% when compared to the first quarter of 2016.
•	Second quarter 2016 organic visits increased 26% when compared to the second quarter of 2015, and decreased 11% when compared to the first quarter of 2016.
•	Mobile traffic visits increased 134% while desktop traffic visits decreased 7% for the second quarter of 2016 as compared to the second quarter of 2015. As compared to the first quarter of 2016, mobile traffic visits increased 36% while desktop traffic visits decreased 22%.

With the rebuild and redesign of the internet site in the second quarter of 2016, user visits are the primary indicator of traffic especially with the continued shift to mobile. The Company believes user visits are a more meaningful year-over-year comparative metric than page views. This is especially true in the mobile world where full article views and seamless continuous scroll renders the page view as a less crucial measure of user engagement. With the redesign, search engines temporarily lowered the Company’s ranking during the second quarter while they re-indexed the Company’s content causing a decrease in visits during the second quarter of 2016 compared to the first quarter.

Conference Call Information

TheStreet will discuss its financial results for the second quarter today at 4:30 p.m. EDT.

To participate in the call, please dial 877-604-9668 (domestic) or 719-325-4821 (international). The conference code is 2852436. This call is being webcast and can be accessed on the Investor Relations section of TheStreet website at. http://investor-relations.thestreet.com/events.cfm.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading independent digital financial information services company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, Action Alerts PLUS and MainStreet. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control, and through its BoardEx product, director and officer profiles. To learn more, visit www.thedeal.com and www.boardex.com. RateWatch provides rate and fee data from banks and credit unions across the U.S. for a wide variety of banking products. To learn more, visit www.rate-watch.com.

Non-GAAP Financial Information

(1) To supplement the Company's financial statements presented in accordance with generally accepted accounting principles ("GAAP"), the Company also uses “EBITDA”, “Adjusted EBITDA” and “free cash flow”, non-GAAP measures of certain components of financial performance. EBITDA is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors' overall understanding of the Company's current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company's business and provide an indication of the Company's ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. Adjusted EBITDA further eliminates the impact of non-cash stock compensation, restructuring, transaction related costs and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. "Free cash flow" means net income/loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it gives investors a view of the Company's ability to generate cash.

(2) Consumer subscriptions include investing newsletters and exclude subscriptions from The Deal, DealFlow Media, BoardEx and RateWatch.

(3) Average monthly churn rate is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, and then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding planned investments in our business, improved premium subscription products and expectations for 2016. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue, particularly in light of the investments in our expanded news operations; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Eric Lundberg

Chief Financial Officer

TheStreet, Inc.

ir@thestreet.com

John Evans

Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com

THESTREET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Net revenue:
Business to business	$7,531,159	$7,267,562	$14,663,959	$14,401,187
business to consumer	8,761,368	9,869,357	17,698,000	19,625,781
Total net revenue	16,292,527	17,136,919	32,361,959	34,026,968

Operating expense:
Cost of services	8,144,877	8,585,978	16,031,433	16,909,669
Sales and marketing	4,013,161	4,113,677	7,897,587	8,624,766
General and administrative	3,879,391	3,683,619	8,993,297	7,471,490
Depreciation and amortization	972,314	1,137,442	1,915,470	2,115,678
Restructuring and other charges	162,958	-	1,543,010	-
Total operating expense	17,172,701	17,520,716	36,380,797	35,121,603
Operating loss	(880,174)	(383,797)	(4,018,838)	(1,094,635)
Net interest expense	(11,599)	(32,872)	(12,094)	(66,405)
Net loss before income taxes	(891,773)	(416,669)	(4,030,932)	(1,161,040)
Provision for income taxes	318,748	254,591	623,876	487,032
Net loss	(1,210,521)	(671,260)	(4,654,808)	(1,648,072)
Preferred stock cash dividends	-	96,424	-	192,848
Net loss attributable to common stockholders	$(1,210,521)	$(767,684)	$(4,654,808)	$(1,840,920)

Basic and diluted net loss per share:
Net loss attributable to common stockholders	$(0.03)	$(0.02)	$(0.13)	$(0.05)

Cash dividends declared and paid per common share	$-	$0.025	$-	$0.050

Weighted average basic and diluted shares outstanding	35,234,429	34,848,571	35,216,192	34,814,060

Reconciliation of net loss to adjusted EBITDA - see note (1):
Net loss	$(1,210,521)	$(671,260)	$(4,654,808)	$(1,648,072)
Provision for income taxes	318,748	254,591	623,876	487,032
Net interest expense	11,599	32,872	12,094	66,405
Depreciation and amortization	972,314	1,137,442	1,915,470	2,115,678
EBITDA	92,140	753,645	(2,103,368)	1,021,043
Restructuring and other charges	162,958	-	1,543,010	-
Stock based compensation	381,502	367,755	744,612	741,145
One-time sales tax provision	120,198	-	1,365,198	-
Recovery of previously impaired investment	(51,398)	(48,996)	(102,198)	(97,401)
Transaction related costs	-	21,629	-	21,629
Adjusted EBITDA	$705,400	$1,094,033	$1,447,254	$1,686,416

THESTREET, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$27,165,222	$28,445,416
Accounts receivable, net of allowance for doubtful accounts of $275,153 at June 30, 2016 and $357,417 at December 31, 2015	4,499,233	5,102,464
Other receivables	465,149	790,148
Prepaid expenses and other current assets	1,684,216	1,205,708
Restricted cash	161,250	161,250
Total current assets	33,975,070	35,704,986

Property and equipment, net of accumulated depreciation and amortization of $5,212,087 at June 30, 2016 and $4,804,411 at December 31, 2015	3,287,981	2,773,737
Marketable securities	1,470,000	1,590,000
Other assets	313,134	329,885
Goodwill	41,857,125	43,318,670
Other intangibles, net of accumulated amortization of $16,976,742 at June 30, 2016 and $15,674,328 at December 31, 2015	17,673,230	18,674,376
Restricted cash	500,000	500,000
Total assets	$99,076,540	$102,891,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,562,152	$2,494,341
Accrued expenses	5,578,247	5,161,981
Deferred revenue	25,643,442	24,738,780
Other current liabilities	1,349,348	1,235,551
Total current liabilities	35,133,189	33,630,653
Deferred tax liability	2,467,746	1,906,295
Other liabilities	5,616,339	5,360,467
Total liabilities	43,217,274	40,897,415

Stockholders' Equity:

Preferred stock; $0.01 par value; 10,000,000 shares authorized; 5,500 shares issued and 5,500 shares outstanding at June 30, 2016 and December 31, 2015;the aggregate liquidation preference totals $55,000,000 as of June 30, 2016 and December 31, 2015	55	55
Common stock; $0.01 par value; 100,000,000 shares authorized; 42,591,932 shares issued and 35,252,383 shares outstanding at June 30, 2016, and 42,458,779 shares issued and 35,123,132 shares outstanding at
December 31, 2015	425,919	424,588
Additional paid-in capital	270,372,809	269,524,415
Accumulated other comprehensive loss	(4,324,132)	(1,999,026)
Treasury stock at cost; 7,339,549 shares at June 30, 2016 and 7,335,647 shares at December 31, 2015	(13,061,325)	(13,056,541)
Accumulated deficit	(197,554,060)	(192,899,252)
Total stockholders' equity	55,859,266	61,994,239

Total liabilities and stockholders' equity	$99,076,540	$102,891,654

THESTREET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six Months Ended June 30,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(4,654,808)	$(1,648,072)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	744,612	741,145
Provision for doubtful accounts	(33,487)	95,546
Depreciation and amortization	1,915,470	2,115,678
Deferred taxes	561,451	360,882
Restructuring and other charges	105,113	-
Deferred rent	59,960	(163,899)
Changes in operating assets and liabilities:
Accounts receivable	565,073	695,408
Other receivables	320,457	53,501
Prepaid expenses and other current assets	(493,501)	(217,295)
Other assets	2,868	(81,259)
Accounts payable	76,692	45,008
Accrued expenses	485,575	(2,103,315)
Deferred revenue	1,241,539	1,299,920
Other current liabilities	(254,993)	(396,373)
Other liabilities	66,317	(39,585)
Net cash provided by operating activities	708,338	757,290

Cash Flows from Investing Activities:
Sale and maturity of marketable securities	-	2,005,484
Adjustment to purchase of Management Diagnostics Limited	-	50,494
Capital expenditures	(1,612,899)	(2,091,654)
Net cash (used in) provided by investing activities	(1,612,899)	(35,676)

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(11,929)	(1,780,956)
Cash dividends paid on preferred stock	-	(192,848)
Proceeds from the exercise of stock options	-	839
Restricted cash	-	139,750
Shares withheld on RSU vesting to pay for withholding taxes	(4,784)	(10,977)
Net cash used in financing activities	(16,713)	(1,844,192)

Effect of exchange rate changes on cash and cash equivalents	(358,920)	4,992

Net (decrease) increase in cash and cash equivalents	(1,280,194)	(1,117,586)
Cash and cash equivalents, beginning of period	28,445,416	32,459,009
Cash and cash equivalents, end of period	$27,165,222	$31,341,423

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(4,654,808)	$(1,648,072)
Noncash expenditures	3,353,119	3,149,352
Changes in operating assets and liabilities	2,010,027	(743,990)
Capital expenditures	(1,612,899)	(2,091,654)
Free cash flow	$(904,561)	$(1,334,364)